                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                    [ ] Confidential, for Use of
[X]  Definitive Proxy Statement                         the Commission Only
[ ]  Definitive Additional Materials                    (as permitted by Rule
[ ]  Soliciting Material Pursuant to Rule 14a-12        14a-6(e)(2))


                        National Service Industries, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


          ------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


          ------------------------------------------------


     (5)  Total fee paid:


          ------------------------------------------------


[ ]  Fee paid previously with preliminary materials:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:


     (3)  Filing Party:

     (4)  Date Filed:

                                   (NSI LOGO)


                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.

                                   SUITE 200

                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 3, 2002

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation" or "NSI") will be held on Thursday, January 3, 2002, at 10:00 a.m. in the Chambers Auditorium at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, for the following purposes:

          (1) to elect seven directors;

          (2) to approve a proposal to amend the Corporation's Restated Certificate of Incorporation to effect a reverse stock split of the Corporation's outstanding common stock at a ratio of one-for-four as discussed in the proxy statement;

          (3) to approve the National Service Industries, Inc. 2001 Nonemployee Directors' Stock Incentive Plan;

          (4) to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for the fiscal year ending August 31, 2002; and

          (5) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors of the Corporation (the "Board of Directors" or the "Board") has fixed the close of business on November 7, 2001 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

December 3, 2001

                                          By order of the Board of Directors,

                                          /s/ CAROL ELLIS MORGAN
                                          CAROL ELLIS MORGAN
                                          Senior Vice President,

                                          General Counsel, and Secretary


                             YOUR VOTE IS IMPORTANT

     IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

     IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY.

     NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.


                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.

                                   SUITE 200

                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT


     The following information is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting to be held on January 3, 2002. Enclosed with this proxy statement are a proxy for use at the meeting and a copy of the Corporation's annual report to stockholders, which includes the Corporation's annual report on Form 10-K filed with the Securities and Exchange Commission, for the fiscal year ended August 31, 2001. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about December 3, 2001.


                              GENERAL INFORMATION

PROXY


     Stockholders are requested to provide their voting instructions on the enclosed proxy by mail using the accompanying envelope, by the internet, or by telephone. Stockholders who hold their shares through a bank or broker can vote by the internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders' directions. Where no direction is specified, proxies will be voted as recommended by the Board of Directors.


     Stockholders may deliver their proxy using one of the following methods:


     By the Internet. Stockholders of record may give their voting instructions by the internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the DirectService Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.


     By Telephone. Stockholders of record may give their voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the DirectService Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

     By Mail. Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as recommended by the Board of Directors.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of November 7, 2001, the record date for the annual meeting, there were 41,311,469 shares of NSI common stock outstanding and entitled to vote. The holders of NSI common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

QUORUM

     The presence, in person or represented by proxy, of at least one-third of the outstanding shares of NSI common stock entitled to vote is necessary to constitute a quorum. The election inspector appointed for the meeting will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., "broker non-votes"), those shares will be considered as present but not entitled to vote at the meeting with respect to that matter.

EXPLANATORY NOTE REGARDING SPIN-OFF TRANSACTION

     Effective November 30, 2001, the Corporation completed the spin-off of its lighting equipment and chemicals businesses (the "Spin-Off"). These businesses represented approximately 73% of the Corporation's consolidated assets and 78% of the Corporation's consolidated revenues as of and for the fiscal year ended August 31, 2001. The Spin-Off was effected by a pro rata distribution to the Corporation's stockholders of 100% of the outstanding shares of common stock of Acuity Brands, Inc. ("Acuity"), a newly formed subsidiary of the Corporation. You should have previously received an information statement describing the Spin-Off and Acuity.

     In connection with the Spin-Off, each of the executive officers of the Corporation, except Brock A. Hattox, Richard W. LeBer and J. Randolph Zook, resigned and joined Acuity in similar positions. Also in connection with the Spin-Off, each of the Corporation's directors, except Betty L. Siegel, resigned from the Board of Directors and its committees and six new directors were appointed. Each of the Corporation's resigning directors, except Thomas C. Gallagher and Roy Richards, Jr., was thereafter appointed to the board of directors of Acuity.


     There is certain information that is required to be disclosed in a proxy statement that generally relates to a company's prior fiscal year, such as information relating to executive compensation and stock price performance. Because the Spin-Off occurred after the end of the Corporation's most recent fiscal year, this information applies to the Corporation as it existed prior to the Spin-Off and may have only limited relevance to an understanding of the Corporation following the Spin-Off.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting, seven directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below are now directors of the Corporation and have served continuously since their election. All of the current directors, except Dr. Siegel, were elected by the Board of Directors effective December 1, 2001.

     The following is a brief summary of each nominee's business experience and other directorships held.



(PHOTO)                             DENNIS R. BERESFORD
                                    Mr. Beresford, 63 years old, has served as the Ernst & Young
                                    Executive Professor of Accounting at the University of
                                    Georgia since July 1997. He previously served as Chairman of the Financial Accounting Standards Board from January 1987 until June 1997.

(PHOTO)                             JOHN E. CAY, III
                                    Mr. Cay, 56 years old, has served as Chairman and Chief
                                    Executive Officer of Palmer & Cay, Inc., an insurance
                                    brokerage and employee benefits consulting company, since
                                    January 1970. He is also a director of Friedman's Inc., a
                                    specialty jewelry retailer.

(PHOTO)                             DON L. CHAPMAN
                                    Mr. Chapman, 62 years old, has served as Chairman and Chief
                                    Executive Officer of Tug Investment Corporation, an
                                    investment and printing equipment sales company, since April
                                    2000. He previously served as President of S&S Tug
                                    Manufacturing Company, a manufacturer of material-handling vehicles, from March 1999 until April 2000. From January
                                    1997 until March 1999, Mr. Chapman was Chief Executive
                                    Officer and Principal of Tug Manufacturing Corp., also a
                                    manufacturer of material-handling vehicles. He also serves as a director of AirTran Holdings, Inc. and RARE Hospitality
                                    International, Inc., a company owning and operating casual and fine dining restaurants.


(PHOTO)                             BROCK A. HATTOX
                                    Mr. Hattox, 53 years old, was named Chairman, Chief
                                    Executive Officer and President of the Corporation effective
                                    December 1, 2001. He previously served as Executive Vice
                                    President and Chief Financial Officer of the Corporation
                                    from September 1996 through November 2001. Prior to joining
                                    NSI, Mr. Hattox was with McDermott International, Inc.,
                                    serving as Chief Financial Officer from 1991 until 1996 and
                                    President of the engineering and construction group from
                                    1995 until 1996.

(PHOTO)                             JOIA M. JOHNSON
                                    Ms. Johnson, 41 years old, has served as General Counsel of
                                    RARE Hospitality International, Inc., a company owning and operating casual and fine dining restaurants, since May 1999 and as Executive Vice President since May 2000. Ms. Johnson previously served as Vice President and General Counsel of
                                    H.J. Russell & Company, a real estate development,
                                    construction and property management firm, from January 1989 until May 1999.

(PHOTO)                             MICHAEL Z. KAY
                                    Mr. Kay, 62 years old, is the retired President and Chief
                                    Executive Officer of Sky Chefs Inc. (known as LSG Sky Chefs after 1993), an airline catering company, where he served in such capacity from September 1991 until September 2001. He currently serves as Chairman of the Board of Magnatrax
                                    Corporation, an engineered metal buildings and metal
                                    building components company.

(PHOTO)                             BETTY L. SIEGEL
                                    Dr. Siegel, 70 years old, has served as President of
                                    Kennesaw State University since 1981. She has served as a
                                    director of NSI since 1988.


COMPENSATION OF DIRECTORS


     During the fiscal year ended August 31, 2001, each director who was not an employee of the Corporation received an annual director fee of $40,000 and an additional annual fee of $5,000 for serving as chairman of a committee, payable quarterly in each case. Under the Nonemployee Director Deferred Stock Unit Plan, for such fiscal year, each director was paid one-half of the annual fee, and could have elected to receive additional portions of the annual fee and the chairman fee, in deferred stock units under the Plan. Nonemployee directors received a one-time grant of 1,000 deferred stock units upon their election and an annual grant of 350 deferred stock units. The value and return on deferred stock units is equivalent to the value and return on NSI common stock. The director's account is generally payable on or after retirement. There is no other retirement plan for the Corporation's nonemployee directors.



     In November 2001, the Executive Committee of the Board adopted an amendment to the Nonemployee Director Deferred Stock Unit Plan that eliminated the automatic or elective deferral of future directors' fees into the Plan and deleted the automatic grants of deferred stock units. For any director continuing at NSI after the Spin-Off, such director's deferred stock units will continue to be held in the plan.


     Pursuant to the National Service Industries, Inc. 1992 Nonemployee Directors' Stock Option Plan, stock options were granted annually on the day of the annual meeting. That plan terminated on September 19, 1999, and no stock options were officially granted under the plan during the fiscal year ended August 31, 2001. To replace the 1992 Plan, the Executive Committee of the Board has adopted the 2001 Nonemployee Directors' Stock Incentive Plan which is described below and which is being submitted to the stockholders for approval at the annual meeting. The Board will have discretion in making future option grants and it may take into account in making such grants that no grants could be made during the 2001 fiscal year.


     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual per year.

     For information on compensation of directors who also served as executive officers during the fiscal year, see "Executive Compensation" below.

CERTAIN RELATIONSHIPS AND TRANSACTIONS


     Mr. Cay is the Chairman and Chief Executive Officer of, and owns a controlling interest in, Palmer & Cay, Inc., an insurance brokerage and employee benefits consulting company. The Corporation engages Palmer & Cay, Inc. for insurance brokerage services and employee benefits consulting in the ordinary course of business. In fiscal 2001, the Corporation paid Palmer & Cay, Inc. approximately $1 million in services and consulting fees. The Corporation expects to continue to engage Palmer & Cay, Inc. for similar services in fiscal 2002. However, the Corporation does not believe that the amount noted above is representative of the future fees likely to be paid by the Corporation because it includes fees associated with the lighting equipment and chemicals businesses, which were spun-off to the Corporation's stockholders as described elsewhere in this proxy statement.


     The Corporation also has transactions in the ordinary course of business with unaffiliated corporations and institutions, which certain other nonemployee directors of the Corporation serve as officers or directors. The Corporation does not consider the amounts involved in such services and transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of these organizations or individuals.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:


          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and except as restricted by the Delaware General Corporation Law. The Committee is also responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is expected to be comprised as follows: Brock A. Hattox, Chairman, Dennis R. Beresford, Don L. Chapman, and Michael Z. Kay. The Executive Committee held three meetings during the last fiscal year and took two actions by written consent.



          The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee's report below and in its charter included as Exhibit A to the proxy statement furnished in connection with the annual meeting of the Corporation held on December 21, 2000. The Committee is expected to be comprised as follows: Dennis R. Beresford, Chairman, John E. Cay III, and Joia M. Johnson. The Committee held three meetings during the last fiscal year.



          The Compensation Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below. The Committee is expected to be comprised as follows: Michael Z. Kay, Chairman, Don L. Chapman, and Betty L. Siegel. The Committee held six meetings during the last fiscal year and took two actions by written consent. The Compensation Committee was known as the Executive Resource and Compensation Committee prior to the Spin-Off.


     During the fiscal year ended August 31, 2001, the Board of Directors met seven times and took one action by written consent.


     Because of extraordinary activity in connection with the Spin-Off, which is described elsewhere in this proxy statement, the number of meetings held by the Board and its committees during the 2001 fiscal year may have been more than usual. Also, prior to the Spin-Off, the Executive Committee did not perform the nominating and corporate governance responsibilities described above. Those responsibilities were performed by the Corporate Governance and Nominating Committee, which the Board does not expect to have in the future. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.



     The Executive Committee will consider nominee recommendations for next year's annual meeting from stockholders made in writing and addressed to the attention of Chairman of the Executive Committee, c/o Corporate Secretary, National Service Industries, Inc., 1420 Peachtree Street, Suite 200, N.E., Atlanta, Georgia, 30309. Stockholders making nominee recommendations to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under "Other
Matters -- Stockholder Proposals."

                           CURRENT EXECUTIVE OFFICERS

     Information concerning the persons who serve as the Corporation's current executive officers is provided below. Mr. Hattox, Ms. Morgan and Mr. Popkowski were elected to their respective offices effective December 1, 2001. Mr. LeBer and Mr. Zook were elected to their respective NSI offices effective July 24, 2001. The executive officers serve at the discretion of the Board of Directors. Officers are generally elected at the annual meeting of directors held immediately following the annual meeting of stockholders. The Board of Directors may elect additional executive officers from time to time.

     - Brock A. Hattox, 53 years old, serves as Chairman, Chief Executive Officer and President of the Corporation. He previously served as Executive Vice President and Chief Financial Officer of the Corporation from September 1996 through November 2001. Prior to joining NSI, Mr. Hattox was with McDermott International, Inc., serving as Chief Financial Officer from 1991 until 1996 and President of the engineering and construction group from 1995 until 1996.

     - Richard W. LeBer, 43 years old, serves as Executive Vice President of NSI and also serves as President of National Linen Service (NLS). He joined NLS in 1996 as Vice President of Business Development and was named President in January 2000. From 1994 to 1996, Mr. LeBer was President and CEO of Equibase Co., a privately-held information services company. He previously served as a consultant with McKinsey and Company in Atlanta.


     - J. Randolph (Randy) Zook, 56 years old, serves as Executive Vice President of NSI and also serves as President of Atlantic Envelope Company (AECO). He began his career with AECO in 1970 as a sales representative and served as Sales Manager, General Manager, Director of the ATENCO Filing Systems product line, and Vice President before becoming President in 1989.


     - Carol Ellis Morgan, 47 years old, serves as Senior Vice President, General Counsel, and Secretary of NSI. After joining NSI in 1981 as Assistant Counsel, she was elected to an officer position in 1985, became Associate Counsel in 1996, was elected Vice President in 1997, and served as Vice President and Deputy General Counsel from May 2000 through November 2001.


     - Chester J. (Chet) Popkowski, 50 years old, serves as Senior Vice President, Chief Financial Officer, and Treasurer of NSI. He previously served as Vice President and Treasurer of NSI from December 1995 through November 2001. Prior to joining NSI, Mr. Popkowski was employed by Honeywell for 19 years in various managerial financial positions, including Director of Finance and Administration and Assistant Treasurer.

                    BENEFICIAL OWNERSHIP OF NSI COMMON STOCK

     The following table sets forth information concerning beneficial ownership of NSI common stock, as of October 25, 2001 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the "Summary Compensation Table" below, and by all directors and executive officers of the Corporation as a group.


     Beneficial ownership information for Messrs. Balloun, Honeycutt, Morgan and Heagle is required to be provided below because, along with Mr. Hattox, these individuals are the Corporation's "named executive officers" for fiscal 2001. It should be noted, however, that Messrs. Balloun, Honeycutt, Morgan and Heagle resigned from the Corporation in connection with the Spin-Off, which is described elsewhere in this proxy statement.


     The Corporation knows of no beneficial owner of more than five percent of the Corporation's stock.


                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY      PERCENT OF
                            NAME                              OWNED(1)(2)(3)(4)        CLASS(5)
                            ----                              ------------------      ----------
James S. Balloun............................................        981,931(6)           2.3
Dennis R. Beresford.........................................            -0-                *
John E. Cay, III............................................          4,000(7)             *
Don L. Chapman..............................................            -0-                *
Brock A. Hattox.............................................        288,707                *
James H. Heagle.............................................         19,034                *
Kenneth W. Honeycutt........................................         72,248                *
Joia M. Johnson.............................................            -0-                *
Michael Z. Kay..............................................            -0-                *
John K. Morgan..............................................         57,863(8)             *
Betty L. Siegel.............................................         10,605                *
All "named executive officers," current executive officers
  and current directors as a group (15 persons).............      1,592,946              3.7


---------------

 *  Less than 1%.
(1) Subject to applicable community property laws and except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2) Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Such shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Options are included for the following individuals: Mr. Balloun, 854,390 shares; Mr. Hattox, 270,188 shares; Mr. Honeycutt, 44,669 shares; Mr. Morgan, 34,082 shares; Mr. Heagle, 15,900 shares; and Dr. Siegel, 10,000 shares; and all executive officers and directors as a group, 1,363,387 shares. NSI options held by Messrs. Balloun, Honeycutt, Morgan and Heagle were converted into and replaced by Acuity options in connection with the Spin-Off, which is described elsewhere in this proxy statement. NSI options held by executive officers remaining with NSI were generally adjusted in accordance with a conversion ratio to reflect the Spin-Off.

(3) Includes performance-based restricted shares, granted under NSI's Long-Term Achievement Incentive Plan, which vest in equal installments through January 2005 and to which the executives have sole voting power. Restricted shares are included for the following individuals: Mr. Balloun, 9,000 shares; Mr. Hattox, 2,380 shares; Messrs. Honeycutt and Morgan, 1,840 shares each; Mr. Heagle, 1,780 shares; and all executive officers as a group, 21,491 shares.

(4) Includes shares payable within 60 days in connection with long-term incentive awards earned for the performance cycle ended August 31, 2001 for the following individuals; Mr. Honeycutt, 3,456 shares; Mr. Morgan, 3,149 shares; and Mr. Heagle, 1,354 shares.
(5) Based on an aggregate of 41,225,781 shares of NSI common stock issued and outstanding as of August 31, 2001.
(6) Includes 50,934 shares held in a family limited partnership.
(7) Includes 3,500 shares held by Palmer & Cay, Inc., in which Mr. Cay owns a controlling interest.
(8) Includes 72 shares held by Mr. Morgan's son, 284 shares held by his spouse, and 18,385 shares held jointly with his spouse.

          REPORT OF THE EXECUTIVE RESOURCE AND COMPENSATION COMMITTEE


     The Executive Resource and Compensation Committee, now known as the "Compensation Committee," of the Board of Directors is composed entirely of nonemployee directors. The Committee is responsible for approving the salary payable to the Chairman of the Board, President, and Chief Executive Officer, subject to ratification by the full Board, for setting the salary payable to each of the other executive officers of NSI, and for administering the Management Compensation and Incentive Plan (the "Incentive Plan"), subject to ratification of certain matters thereunder by the full Board. The Committee had authority to grant awards under the Long-Term Incentive Program (the "Long-Term Program") and now has that authority under the Long-Term Achievement Incentive Plan (the "Long-Term Plan"). The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.



     In setting NSI's compensation policies, the Committee recognizes that there must be a linkage between the level of an executive's compensation, particularly long-term compensation, and performance achieved for stockholders. Over the past several years, however, market conditions have created a difficult environment in which the Committee must carry out its responsibilities. Consequently, stock-based awards (stock options) have not adequately reflected management's performance, while aspiration awards (described below) have reflected performance by management that has not yet been translated into share price appreciation. At the same time, competition for qualified executives in today's market is fierce, dictating to a great extent the level of compensation required to attract, retain, motivate, and reward NSI's executives. Moreover, competitive compensation must be paid while NSI's executives are working to improve NSI's performance, not just after performance has been improved and the stock market has fully recognized the improvement through share price appreciation. The Committee has taken these competing factors into account in carrying out its responsibilities.


     Following below is a discussion of the compensation policies applicable to NSI's executive officers, the executive officers' compensation program for the last fiscal year, and the Chief Executive Officer's compensation for the last fiscal year.

  Compensation Policies for Executive Officers

     For the 2001 fiscal year, the principal compensation components were base salary, bonus awards under the Incentive Plan, stock options and performance-based restricted share awards granted under the Long-Term Plan, and aspiration awards (described below) payable under the Long-Term Plan. Bonus awards, stock options, and other Long-Term Plan awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably sized diversified companies, which are representative of the companies with whom NSI competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

     As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to NSI and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 2001 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of NSI and its stockholders.

  Executive Officers' 2001 Compensation


     The salary for fiscal 2001 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data at the 75th percentile level among comparably sized diversified companies and also considered the executive's performance, experience, abilities, and expected future contribution.

     Bonuses for fiscal 2001 under the Incentive Plan were designed to provide competitive total cash compensation at the 75th percentile level among comparably sized diversified companies, subject to achievement of NSI's target performance objectives. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the per-share earnings objective for NSI established by the Committee and ratified by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to earnings per share, with no bonus fund for earnings per share below a threshold level. Based on NSI's fiscal 2001 earnings per share, after adjustment under the Incentive Plan rules, threshold level earnings per share were not achieved and, therefore, no bonuses were paid to named executive officers.



     The compensation of executive officers for fiscal 2001 was further linked with NSI's performance and to the increase in stockholder value through long-term awards of stock options and performance-based restricted share awards granted under the Long-Term Plan and aspiration awards maturing under the Long-Term Plan. Options and performance-based restricted shares provide compensation opportunities directly related to, and contingent upon, the long-term performance of NSI and to the increase in market value of its shares. Aspiration awards are long-term awards designed to more clearly and quantifiably relate reward opportunities with achievement of specific performance goals over a three-year cycle. The performance measure is economic profit (adjusted after-tax profit minus a charge for capital). The level of aspiration awards payable at the conclusion of the cycle is expected to correlate with increases in stock price over time. Long-term awards granted to executive officers in fiscal 2001 were based on competitive long-term grants at approximately the 75th percentile level among comparably sized diversified companies for target level performance and are designed to provide higher compensation for significantly higher performance.



     For the three-year performance cycle ended August 31, 2001, certain executive officers who serve as business unit presidents earned an aggregate aspiration award of 129.5% of target level for the lighting equipment business unit and 42.8% for the chemicals business unit. The awards were paid half in shares of NSI common stock and half in cash.


  Chief Executive Officer's 2001 Compensation

     For the 2001 fiscal year Mr. Balloun received base salary, an incentive bonus opportunity, and stock options and a performance-based restricted share award under the Long-Term Plan. His total compensation was based on competitive and merit factors. The Committee was advised by an independent compensation consultant that Mr. Balloun's 2001 base salary, 2001 bonus opportunity at target, and 2001 long-term incentive award value at target were below the market third quartile.


     No bonus was paid to Mr. Balloun for fiscal 2001 based on NSI's failure to achieve the threshold earnings per share level, after adjustment of earnings per share under the Incentive Plan rules, as specified by the Committee at the beginning of the fiscal year for executive officers. For the three-year performance cycle ended August 31, 2001, Mr. Balloun earned no aspiration award.


     Much of Mr. Balloun's compensation opportunity for fiscal 2001 was provided through performance-based bonus, performance-based restricted share awards, and stock options and is therefore linked directly to performance on behalf of stockholders and to appreciation in the market price of NSI's stock.

                                          EXECUTIVE RESOURCE AND
                                          COMPENSATION COMMITTEE

                                          John L. Clendenin, Chairman
                                          Thomas C. Gallagher
                                          Roy Richards, Jr.
                                          Betty L. Siegel
                                          Neil Williams


                                          November 26, 2001



     As noted elsewhere in this proxy statement, each of the members of the Committee listed above, except Dr. Siegel, resigned from the Board and its committees in connection with the Spin-Off.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2001 were: for the entire year, John L. Clendenin, Thomas C. Gallagher, Roy Richards, Jr., Betty L. Siegel, Barrie A. Wigmore and Neil Williams; and for the portion of the year up to December 21, 2000, Ray M. Robinson. None of these individuals are or have ever been officers or employees of the Corporation. During the 2001 fiscal year, no executive officer of the Corporation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

                               PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 2001, the yearly percentage change in cumulative total stockholders' return on NSI common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1996 and assumes all dividends were reinvested.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 NSI                   100.00    120.00    103.55     92.23     60.67     76.04
 S&P 500               100.00    140.63    152.02    212.54    247.21    186.94
 S&P Specialized
   Services            100.00    122.56    112.53    134.97    115.59    123.02

                             EXECUTIVE COMPENSATION

INTRODUCTION


     The federal proxy rules require certain compensation information be provided for the individual who served as the Corporation's Chief Executive Officer during fiscal year 2001 and to the four other most highly compensated executive officers who were serving as executive officers of the Corporation at the end of fiscal year 2001 (these five officers referred to herein as the "named executive officers"). Each of the named executive officers, except Brock
A. Hattox, resigned in connection with the Spin-Off.



     NSI options held by employees who joined Acuity in connection with the Spin-Off were converted into and replaced by Acuity options. NSI options held by employees remaining with NSI were generally adjusted in accordance with a conversion ratio to reflect the Spin-Off. Each employee holding outstanding shares of NSI restricted stock (all of which is unvested) retained such shares in connection with the Spin-Off. Each employee who holds a performance-based restricted stock award of NSI that had not reached a vesting start date either
(i) received a replacement performance-based restricted stock award of Acuity, adjusted to reflect the Spin-Off, (if such employee joined Acuity) or (ii) received a replacement NSI performance-based restricted stock award, adjusted to reflect the Spin-Off, (if such employee remained with NSI). The option and restricted stock amounts shown in the following tables do not reflect any adjustments made in connection with the Spin-Off.


SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation and its affiliates for the past three fiscal years, as well as compensation accrued for those years, to the named executive officers.

                                                    ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                                ---------------------------   ------------------------
                                                                                 AWARDS       PAYOUTS
                                                                     OTHER    ------------   ---------     ALL
                                                                    ANNUAL     SECURITIES                 OTHER
                                                                    COMPEN-    UNDERLYING      LTIP      COMPEN-
                                       FISCAL   SALARY     BONUS    SATION    OPTIONS/SARS    PAYOUTS    SATION
NAME AND PRINCIPAL POSITION             YEAR      ($)       ($)     ($)(1)       (#)(2)       ($)(3)     ($)(4)
---------------------------            ------   -------   -------   -------   ------------   ---------   -------
James S. Balloun.....................   2001    850,000         0    4,800      414,401              0        0
  Chairman of the Board,                2000    850,000         0    4,800      312,489              0        0
  President and Chief                   1999    800,000   985,000    4,800      100,000      1,045,657        0
  Executive Officer
Brock A. Hattox......................   2001    400,000         0    4,800      140,712              0    5,100
  Executive Vice President              2000    395,000         0    4,800      105,001              0    5,250
  and Chief Financial Officer           1999    385,000   311,850    4,800       40,000        574,483    9,177
Kenneth W. Honeycutt.................   2001    317,750         0        0       64,600        163,170    7,710
  President of Lithonia Lighting        2000    283,750   123,725        0        6,000        560,000   21,008
                                        1999    229,167   108,113        0        4,500        490,000   20,160
John K. Morgan.......................   2001    317,750         0        0       64,600        148,666   12,825
  President of Holophane                2000    283,750   123,425        0        6,000        518,000   22,931
                                        1999    222,500    98,503        0        4,000        415,000   22,882
James H. Heagle(5)...................   2001    325,000         0  214,782       62,500         63,915        0
  President of Zep Chemical Group       2000    100,000    59,940    1,600       10,000              0        0
                                        1999          0         0        0            0              0        0

---------------

(1) Each amount shown includes an automobile allowance of $400 per month. The amounts shown for Mr. Heagle also include $209,982 in 2001 for reimbursement of relocation expenses and related costs.

(2) The amounts shown for fiscal years 2001 and 2000 include long-term options granted in exchange for a portion of the 2000 and 1999 LTIP award payouts, respectively, as discussed in note 3 below, as follows: 119,401 shares and 162,489 shares for Mr. Balloun; and 57,312 shares and 65,001 shares for Mr. Hattox. The options were valued for purposes of the exchange at $8.19 and $7.99, respectively, the approximate Black-Scholes value at the time of the exchange election as determined by an independent compensation consultant. The Corporation and Mr. Hattox have agreed to cancel these options in exchange for $988,934 as part of his new employment agreement, which is described under "Employment Contracts, Severance Arrangements, and Other Agreements" below. The amounts shown for fiscal year 2001 also include performance-based restricted share awards, as follows: 45,000 shares for Mr. Balloun; 11,900 shares for Mr. Hattox; 9,200 shares each for Messrs. Honeycutt and Morgan; and 8,900 shares for Mr. Heagle. No stock appreciation rights were granted during this period.

(3) Half of each amount was paid in shares of the Corporation's stock (at a value of $23.60 in 2001, $19.9375 in 2000, and $32.00 in 1999, except for
    Messrs. Balloun and Hattox at $32.8125 in 1999 in connection with the exchange for options) and the remaining half was paid in cash. Each amount shown excludes that portion of the payout exchanged for long-term options in fiscal years 2000 and 1999, respectively, as follows: $978,297 and $1,298,287 for Mr. Balloun; and $469,583 and $519,358 for Mr. Hattox.

(4) The amounts shown for 2001 include a matching 401(k) contribution of $5,100 for Mr. Hattox and matching 401(k) and profit sharing contributions in the amount of $7,710 for Mr. Honeycutt and $7,351 for Mr. Morgan. The amount shown for Mr. Morgan also includes compensation of $5,474 realized on the exercise of stock options.
(5) Mr. Heagle commenced employment with NSI effective as of May 1, 2000.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table contains information concerning stock options that were granted to the named executive officers during the fiscal year ended August 31, 2001. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.



                                                           PERCENT OF
                                                             TOTAL
                                              NUMBER OF     OPTIONS/
                                              SECURITIES      SARS
                                              UNDERLYING    GRANTED                                GRANT
                                               OPTIONS/        TO       EXERCISE                   DATE
                                                 SARS      EMPLOYEES     OR BASE                  PRESENT
                                               GRANTED     IN FISCAL      PRICE     EXPIRATION     VALUE
NAME                                             (#)          YEAR      ($/SHARE)    DATE(1)      ($)(2)
----                                          ----------   ----------   ---------   ----------   ---------
James S. Balloun(3).........................   369,401        19.9%      19.3125     10/23/10    2,498,998
Brock A. Hattox(3)..........................   128,812         6.9%      19.3125     10/23/10      871,413
Kenneth W. Honeycutt........................    55,400         3.0%      19.3125     10/23/10      374,781
John K. Morgan..............................    55,400         3.0%      19.3125     10/23/10      374,781
James H. Heagle.............................    53,600         2.9%      19.3125     10/23/10      362,604


---------------


(1) Options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and generally vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted in exchange for LTIP payments, as described in note 2 to the Summary Compensation Table above, are immediately exercisable. The Executive Resource and Compensation Committee has discretion, subject to limitations in the Long-Term Program and the Long-Term Plan, to modify the terms of outstanding options, but not to reprice these options or others granted on or after January 5, 2000.

(2) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 6.1%, a dividend yield of 3.5%, an option term of ten years, and stock price volatility having a standard deviation of .3215. The option values were not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten-year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3) The amounts shown for Messrs. Balloun and Hattox include options for 119,401 shares and 57,312 shares, respectively, granted in fiscal year 2001 in exchange for a portion of the 2000 LTIP payout, as described in note 2 to the Summary Compensation Table above, at an exercise price of $19.4375 per share and expiring October 3, 2010.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


     The following table contains information concerning the exercise of stock options during fiscal year 2001 by the named executive officers and the aggregate value of unexercised stock options held by the named executive officers as of August 31, 2001. No stock appreciation rights are held by any named executive officer.


                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                            OPTIONS/SARS                  OPTIONS/SARS
                             ACQUIRED ON                         AT FY-END (#)               AT FY-END ($)(1)
                              EXERCISE        VALUE       ---------------------------   ---------------------------
NAME                             (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   ------------   -----------   -------------   -----------   -------------
James S. Balloun...........        0              0         754,390        387,500        497,007       1,071,875
Brock A. Hattox............        0              0         250,188         93,625        315,200         229,917
Kenneth W. Honeycutt.......        0              0          27,359         61,025          3,788         237,528
John K. Morgan.............      920          5,474          16,000         60,900              0         237,528
James H. Heagle............        0              0           2,500         61,100          3,531         240,404

---------------

(1) The amounts shown represent the aggregate excess of market value of shares under option as of August 31, 2001 (using the $23.60 closing price on August 31, 2001) over the exercise price of the options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


     The following table contains information concerning performance-based restricted share awards during fiscal year 2001 to the named executive officers.


                                                                 NUMBER OF        PERFORMANCE OR
                                                               SHARES, UNITS       OTHER PERIOD
                                                                  OR OTHER       UNTIL MATURATION
NAME                                                          RIGHTS (#)(1)(2)      OR PAYOUT
----                                                          ----------------   ----------------
James S. Balloun............................................       45,000            5 years
Brock A. Hattox.............................................       11,900            5 years
Kenneth W. Honeycutt........................................        9,200            5 years
John K. Morgan..............................................        9,200            5 years
James H. Heagle.............................................        8,900            5 years

---------------


(1) The amounts shown represent the total individual award of performance-based restricted shares on October 24, 2000. Performance-based restricted share awards are granted in 20 percent increments of the total shares awarded when the Corporation's stock price, for thirty consecutive calender days, equals or exceeds certain stock price targets ranging from $22.14 to $38.50. Shares that are granted then vest ratably in four equal annual installments beginning one year from the date a stock price target is achieved (the vesting start date). During the vesting period, participants have voting rights and receive dividends, but the shares may not be sold, assigned, transferred, pledged, or otherwise encumbered. If the stock price targets are not achieved on or before the fifth anniversary of the award date, the corresponding shares are forfeited. Additionally, granted but unvested shares are forfeited upon termination of employment, unless certain retirement criteria are met.


(2) The amounts shown include shares granted on January 19, 2001, when the share price target of $22.14 was achieved, as follows: 9,000 shares for Mr. Balloun; 2,380 shares for Mr. Hattox; 1,840 shares each for Mr. Honeycutt and Mr. Morgan; and 1,780 shares for Mr. Heagle.


EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS, AND OTHER AGREEMENTS

     The Corporation has entered into an employment agreement with Mr. Hattox, effective as of the time of the Spin-Off. The obligations of the Corporation under the agreements with Messrs. Balloun, Heagle, Honeycutt and Morgan described below were assumed or replaced by Acuity in connection with the Spin-Off.

     The employment agreement with Mr. Hattox provides for an initial annual base salary of $600,000, subject to adjustments, an annual bonus target equal to 60% of base salary, and an annual long-term incentive award equal to 260% of base salary. The agreement also provides for cancellation of the 122,313 NSI options received in lieu of aspiration award payments in exchange for a one-time cash payment of $988,934. Mr. Hattox's remaining NSI options will be adjusted to reflect the Spin-Off in a manner consistent with the treatment of options held by other remaining executive officers of the Corporation. The employment agreement has an initial term, subject to one year renewals, of three years. Mr. Hattox or the Corporation has the right to terminate Mr. Hattox's employment at any time. If Mr. Hattox's employment is terminated by the Corporation other than for cause, death or disability or if Mr. Hattox resigns for good reason (as each such term is defined in the agreement), he will be entitled to receive, as severance payments, his then current base salary for the remaining term of the agreement if his termination occurs prior to the first anniversary of the agreement, or, if his termination occurs thereafter, for a period of 24 months. Additionally, Mr. Hattox will be entitled to receive $30,000 per month (reflecting his target bonus award and medical and life insurance coverage) for as long as he is entitled to receive severance payments pursuant to the preceding sentence. In the event of a termination in connection with a Change in Control, which would entitle Mr. Hattox to benefits under his Severance Protection Agreement (described below), he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.


     Mr. Hattox will be credited with service under the Supplemental Retirement Plan for Executives ("SERP") for each year of actual service from September 9, 1996, the effective date of his employment, and he will be vested in his SERP benefit after five years. Mr. Hattox's employment agreement provides him additional benefits under the SERP if he remains employed until he attains age 55.


     Pursuant to the Corporation's February 1, 1996 employment agreement with Mr. Balloun and a related amendment to the SERP, Mr. Balloun will be credited with two years of service under the SERP for each year of actual credited service and will be vested in his SERP benefit after completing five years of employment.

     The employment agreement with Mr. Balloun provides for a lump sum severance payment of $1.5 million in the event his employment is terminated after August 31, 1998. This provision does not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term is defined in the agreement). In the event of termination in connection with a Change in Control which would entitle Mr. Balloun to benefits under his Severance Protection Agreement, he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

     Pursuant to the Corporation's May 1, 2000 employment agreement with Mr. Heagle and related amendments to the SERP, he will be credited with service under the SERP for each year of actual service and will be vested in his SERP benefit after ten years.

     The Corporation has Severance Protection Agreements (the "Agreements") with Messrs. Balloun, Hattox, Heagle, Honeycutt and Morgan. The Board intends for the Agreements (which are similar) to provide the executives some measure of security against the possibility of employment loss that may result following a Change in Control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreement for Mr. Balloun is effective until his 65th birthday. The Agreements for Messrs. Hattox, Heagle, Honeycutt, and Morgan are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If the employment of the officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the officer for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of

1986, as amended (the "Code"), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 2001 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $5,774,000, $3,067,000, $1,487,000, $1,287,000, and $1,283,000 for
Messrs. Balloun, Hattox, Heagle, Honeycutt, and Morgan, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.


     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.


     Letter agreements issued to Messrs. Balloun, Hattox, Heagle, Honeycutt, and Morgan in conjunction with the Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. The letter agreement with Mr. Balloun will expire on his 65th birthday. Each other letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     The combined benefit under the Corporation's qualified defined benefit retirement plan ("Pension Plan") and nonqualified supplemental retirement plan for executives ("SERP"), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $9,576 for Mr. Balloun, $34,790 for Mr. Hattox, and $16,749 for Mr. Heagle):


                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
REMUNERATION                                     15         20         25         30         35
------------                                  --------   --------   --------   --------   --------
$  300,000..................................  $ 94,300   $125,800   $125,800   $125,800   $125,800
   400,000..................................   128,100    170,800    170,800    170,800    170,800
   500,000..................................   161,800    215,800    215,800    215,800    215,800
   600,000..................................   195,600    260,800    260,800    260,800    260,800
   700,000..................................   229,300    305,800    305,800    305,800    305,800
   800,000..................................   263,100    350,800    350,800    350,800    350,800
   900,000..................................   296,800    395,800    395,800    395,800    395,800
 1,000,000..................................   330,600    440,800    440,800    440,800    440,800
 1,200,000..................................   398,100    530,800    530,800    530,800    530,800
 1,400,000..................................   465,600    620,800    620,800    620,800    620,800
 1,600,000..................................   533,100    710,800    710,800    710,800    710,800
 1,800,000..................................   600,600    800,800    800,800    800,800    800,800
 2,000,000..................................   668,100    890,800    890,800    890,800    890,800
 2,200,000..................................   735,600    980,800    980,800    980,800    980,800

     The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.


     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2001 were: Mr. Balloun, five years (ten years under the SERP); Mr. Hattox, five years; and Mr. Heagle, one year.


     Messrs. Honeycutt and Morgan are not currently participants in any pension plans or supplemental retirement plans of the Corporation.

                       ITEM NO. 2 -- REVERSE STOCK SPLIT

PROPOSED REVERSE STOCK SPLIT

     On November 7, 2001, the Board of Directors considered and unanimously adopted resolutions approving, and recommending to the Corporation's stockholders for their approval, an amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), to effect a reverse stock split of the common stock of the Corporation, pursuant to which every four shares of common stock would be automatically converted into one share without any action on the part of the stockholder (the "Reverse Stock Split"), with the final effectiveness or abandonment of the Reverse Stock Split to be determined by the Board.

     If the Reverse Stock Split is approved by the stockholders and following such approval the Board determines that the Reverse Stock Split is in the best interests of the Corporation and its stockholders, the Restated Certificate of Incorporation will be amended accordingly. The text of the form of amendment to the Restated Certificate of Incorporation, which would be filed with the office of the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is set forth in EXHIBIT A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Reverse Stock Split.

REASONS FOR THE REVERSE STOCK SPLIT

     As described elsewhere in this proxy statement, on November 30, 2001, the Corporation completed the spin-off of its lighting equipment and chemicals businesses by way of a special dividend of 100% of the shares of Acuity Brands, Inc. to the Corporation's stockholders. These businesses represented approximately 73% of the Corporation's consolidated assets and 78% of the Corporation's consolidated revenues as of and for the fiscal year ended August 31, 2001. It is expected that the market price per share of NSI common stock after the Spin-Off will be significantly less than the market price per share of NSI common stock prior to the Spin-Off. Due to the Spin-Off and the expected resulting decrease in the trading price of NSI common stock, the Board of Directors believes that the Reverse Stock Split may be desirable for a number of reasons, including:

     - The Reverse Stock Split may improve the marketability and liquidity of NSI common stock.

     - The Reverse Stock Split may improve the Corporation's ability to raise new capital.

     - The Reverse Stock Split may enhance the Corporation's ability to maintain the listing of NSI common stock on the New York Stock Exchange ("NYSE").

     The Board believes that the expected significant decrease in the market price of NSI common stock after the Spin-Off may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. If effected, the Reverse Stock Split would reduce the number of shares of NSI common stock issued and outstanding. The Board expects that the reduction would result in an increase in the trading price of NSI common stock. The Board of Directors believes that raising the expected market price of NSI common stock would encourage greater interest in the Corporation's common stock by the investment community and possibly promote greater liquidity for stockholders who will own shares of NSI common stock after the Spin-Off.

     The Corporation may from time to time require additional sources of capital to fund continuing operations. For many of the same reasons noted above, the Board believes an increase in the per share price of NSI common stock, which the Board expects as a consequence of the Reverse Stock Split, may enhance the acceptability of NSI common stock by the financial community and the investing public and broaden the investor pool from which the Corporation might be able to obtain additional financing. The reduction in the number of outstanding shares of NSI common stock caused by the Reverse Stock Split is anticipated initially to increase the per share market price of NSI common stock and the Board believes it will have a positive impact on the Corporation's ability to obtain capital from outside sources if at any time it has the need to do so.

     NSI common stock is currently listed on the NYSE. The continued listing requirements of the NYSE require, among other things, that the average per share closing price of NSI common stock for any 30 consecutive trading day period not fall below $1.00 per share. The Board of Directors cannot predict the trading price of the NSI common stock following the Spin-Off. But, considering the significant portion of the Corporation's operations represented by the lighting equipment and chemicals businesses, the Board of Directors believes that the Reverse Stock Split, and the expected increase in the trading price of NSI common stock, may enhance the Corporation's ability to maintain the listing of NSI common stock on the NYSE.

     Given the numerous factors and contingencies that could affect the trading price of NSI common stock, there can be no assurance that an increase in the trading price will occur, or if it occurs, that it would trade at a higher price for a sustained period of time. In particular, there can be no assurance that the price for shares of NSI common stock after the Reverse Stock Split, or for any sustained period of time thereafter, would be four times the price for shares of NSI common stock immediately prior to the Reverse Stock Split.

     Furthermore, there can be no assurance that the Reverse Stock Split will achieve the other desired results which have been outlined above, including continued listing on the New York Stock Exchange. Additionally, it is possible that the liquidity of NSI common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Also, the Reverse Stock Split would result in some stockholders owning "odd-lots" of less than 100 shares of NSI common stock. Odd-lot shares may be more difficult to sell and brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The Board believes, however, that these risks and negative impacts are outweighed by the potential benefits of the Reverse Stock Split.

BOARD DISCRETION TO IMPLEMENT REVERSE STOCK SPLIT

     If the Reverse Stock Split is approved by the stockholders of the Corporation at the annual meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split is in the best interests of the Corporation and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, existing and expected marketability and liquidity of NSI common stock, prevailing market conditions and the likely effect on the market price of NSI common stock. Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of the amendment and filing with the Delaware Secretary of State not to effect the Reverse Stock Split. If the Board fails to implement the Reverse Stock Split prior to next year's annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

  Number of Shares

     Pursuant to the Reverse Stock Split, every four shares of NSI common stock issued and outstanding (or held as treasury stock) immediately prior to the Reverse Stock Split will be reclassified into one share of NSI common stock. As an example, a holder of 100 shares of NSI common stock immediately prior to the Reverse Stock Split will become the holder of 25 shares of NSI common stock upon the effectiveness of the Reverse Stock Split.

     Although the number of issued and outstanding shares of NSI common stock would be reduced as a result of the Reverse Stock Split, the number of authorized shares of NSI common stock would not change. Therefore, the number of authorized but unissued shares available for future issuance would increase significantly and the Board may have the ability to issue such authorized but unissued shares without further stockholder action.

     The following table, based on the number of shares issued and outstanding on November 7, 2001, illustrates the potential increase in the number of authorized but unissued shares under the Reverse Stock Split:

                                    PRIOR TO REVERSE STOCK SPLIT   UPON REVERSE STOCK SPLIT   INCREASE/(DECREASE)
                                    ----------------------------   ------------------------   -------------------
Authorized Shares.................          120,000,000                  120,000,000                      -0-
Issued and Outstanding Shares.....           41,311,469                   10,327,867              (30,983,602)
                                            -----------                  -----------              -----------
Shares Available For Future
  Issuance........................           78,688,531                  109,672,133               30,983,602
                                            ===========                  ===========              ===========

     These additional shares available for future issuance could be used for any proper corporate purpose approved by the Board, including future financing transactions. Presently, the Corporation has no plans, proposals, arrangements or understandings to issue any of the additional shares of common stock that will become available as a result of the Reverse Stock Split.

  Potential Anti-takeover Effects

     Because the Reverse Stock Split would increase the number of shares available for issuance, the Reverse Stock Split could be construed as having an anti-takeover effect, since the Corporation could use the increased available shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation. For example, without further stockholder approval, the Corporation could strategically sell some of the additional authorized but unissued shares to purchasers who would oppose a takeover or favor the Corporation's Board of Directors. Although the Reverse Stock Split has been prompted for the reasons listed above under "Reasons for the Reverse Stock Split" and not for anti-takeover purposes, stockholders nevertheless should be aware that implementation of the Reverse Stock Split could facilitate future efforts to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation.

  Options and Benefit Plans

     Subject to adjustments which may result in connection with the Spin-Off, if the Reverse Stock Split is implemented, outstanding stock options or units based on NSI common stock held by directors and employees would be automatically adjusted into an economically equivalent option or unit by decreasing the number of shares underlying the option or unit and, if applicable, increasing the exercise price appropriately. For example, an option to purchase 100 shares of NSI common stock at an exercise price of $5.00 per share would become an option to purchase 25 shares of NSI common stock at an exercise price of $20.00 per share.

  Voting Rights

     Proportionate voting rights and other rights of the holders of NSI common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). The number of stockholders of record would not be affected by the Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split).

  Dividend Policies

     If the Reverse Stock Split is implemented, the Board of Directors expects to adjust the per share dividend rate to reflect the Reverse Stock Split. However, as always, the declaration and payment of future dividends will be at the sole discretion of the Board of Directors.

  Other Effects

     The par value of the Corporation's common stock would remain at $1.00 per share following the effective time of the Reverse Stock Split, while the number of shares of common stock issued and outstanding would be reduced. Consequently, the aggregate par value of the issued and outstanding common stock also would be reduced.


     The Corporation's common stock is currently registered under Section 12 of the Exchange Act, and the Corporation is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of the Corporation's common stock under the Exchange Act.


     After the Reverse Stock Split, assuming compliance with all applicable NYSE continued listing requirements, the Corporation's common stock would continue to be listed on the NYSE under the symbol "NSI."

     If the Reverse Stock Split is implemented, proper adjustments under the Corporation's Rights Agreement, as amended (the "Rights Agreement"), would be automatically effected pursuant to the Rights Agreement.

EFFECTIVE DATE

     The Reverse Stock Split would become effective as of 5 p.m., Eastern time, on the date of filing (the "Effective Date") of an amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), would be, automatically and without any action on the part of the stockholders, converted into new shares of common stock in accordance with the Reverse Stock Split ratio (the "New Common Stock").

PAYMENT FOR FRACTIONAL SHARES

     No fractional shares of New Common Stock would be issued as a result of the Reverse Stock Split. In lieu of any fractional share interest, each holder of Old Common Stock who as a result of the Reverse Stock Split would otherwise receive a fractional share of New Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying


     - the closing sale price of NSI common stock on the Effective Date trading regular way as reported on the NYSE; by


     - the number of shares of Old Common Stock held by that holder that would otherwise have been exchanged for that fractional share interest.

     That amount will be issued to the holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates" below.

EXCHANGE OF STOCK CERTIFICATES


     Shortly after the Effective Date, each holder of an outstanding certificate representing shares of Old Common Stock would receive from EquiServe Trust Company, N.A., as the Corporation's exchange agent (the "Exchange Agent") for the Reverse Stock Split, instructions for the surrender of that certificate to the Exchange Agent. Those instructions will include a letter of transmittal to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Reverse Stock Split represented shares of Old Common Stock, together with a duly executed letter of transmittal and any other documents the Exchange Agent may specify, the Exchange Agent will deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of New Common Stock into which the shares of Old Common Stock will have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of New Common Stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of those shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated by these procedures, each certificate that immediately prior to the Reverse Stock Split represented any shares of Old Common Stock will be deemed at and after the Reverse Stock Split to represent the number of full shares of New Common Stock contemplated by the preceding sentence.


     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES NOW. STOCKHOLDERS SHOULD SEND THEM ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. IF THE BOARD DECIDES TO EFFECT THE REVERSE STOCK SPLIT, A LETTER OF TRANSMITTAL WILL BE MAILED TO STOCKHOLDERS SOON AFTER THE REVERSE STOCK SPLIT BECOMES EFFECTIVE.

NO APPRAISAL RIGHTS

     Under Delaware law, stockholders of the Corporation are not entitled to appraisal rights with respect to the proposed Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following description of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code, the applicable Treasury Regulations, judicial authority and current administrative rulings and practices all as in effect on the date of this proxy statement. The Corporation has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. This discussion assumes stockholders hold their shares as capital assets. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the Reverse Stock Split. The aggregate tax basis of the shares received in the Reverse Stock Split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the Reverse Stock Split will generally recognize capital gain or loss based upon the difference between the amount of cash received and their adjusted basis in the fractional share interests redeemed. Any capital gain or loss will be long-term if the stockholder's holding period in such fractional share interest is more than one year. The deductibility of capital losses is subject to limitations.

REQUIRED VOTE


     The affirmative vote of a majority of the shares of NSI common stock outstanding and entitled to vote thereon is required to approve the Reverse Stock Split and the amendment to the Restated Certificate of Incorporation to effect the Reverse Stock Split. Accordingly, shares not present at the meeting, abstentions and broker non-votes will have the same effect as a vote against the Reverse Stock Split.



     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CORPORATION'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE CORPORATION'S OUTSTANDING COMMON STOCK AT A RATIO OF ONE-FOR-FOUR, WITH THE FINAL EFFECTIVENESS OR ABANDONMENT OF THE REVERSE STOCK SPLIT TO BE DETERMINED BY THE BOARD.

              ITEM NO. 3 -- NATIONAL SERVICE INDUSTRIES, INC. 2001
                  NONEMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

     In November 2001, subject to approval of the Corporation's stockholders, the Executive Committee of the Board of Directors adopted the National Service Industries, Inc. 2001 Nonemployee Directors' Stock Incentive Plan (the "Plan") for the benefit of the nonemployee directors of the Corporation. The Plan is intended to replace the National Service Industries, Inc. 1992 Nonemployee Directors' Stock Option Plan, which terminated on September 19, 1999. The principal provisions of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, which is set forth in EXHIBIT B to this proxy statement.

PURPOSES OF THE PLAN


     The general purposes of the Plan are to provide a means by which nonemployee directors may be given an opportunity to acquire NSI common stock, to secure and to retain the services of the best qualified individuals as directors of the Corporation, and to provide incentives for such persons to exert maximum efforts for the success of the Corporation. The Plan is designed to be competitive with compensation programs of other corporations of similar size.


DESCRIPTION OF THE PLAN

     The Plan will be administered by the Board of Directors and provides the Board with the discretion to grant nonemployee directors stock options, restricted stock and stock awards. The Board will select those nonemployee directors to whom awards will be made and the type, size, terms and conditions of the grant. Currently, the Board has six nonemployee directors. No awards have been made under the Plan.


     An aggregate of 300,000 shares of NSI common stock (determined prior to the effectiveness of the Reverse Stock Split described above) may be issued or transferred pursuant to the Plan. In the event of any "Change of Capitalization" (as defined in the Plan), the Board may adjust the number and class of shares with respect to which grants may be made, the number and class of shares which are subject to outstanding grants, and the purchase price therefor, if applicable.


     The Plan will terminate on the tenth anniversary of the effective date of the Plan. The Board may terminate or amend the Plan at any time, unless such amendment or termination will adversely affect outstanding grants. To the extent legally required, no amendment will be effective unless approved by the stockholders.

GRANTS UNDER THE PLAN

     Stock Options. Nonqualified Stock Options may be granted to nonemployee directors pursuant to the Plan. The Stock Options granted under the Plan will have an exercise price per share equal to at least the fair market value of a share of NSI common stock on the date the Stock Option is granted. The maximum term for the Stock Options granted under the Plan is ten years. Unless the Board provides otherwise in the agreement evidencing the grant, Stock Options are nontransferable other than by will or the laws of descent and distribution and during an optionee's lifetime may be exercised only by the optionee or his guardian or legal representative. Stock Options will generally become exercisable in whole or in part at any time after one year from the date of grant. Exercisable options held by directors whose service terminates for any reason other than "cause" (as defined in the Plan) will remain exercisable for a period of three years after such termination. In the event the director is terminated for cause, such director's options will immediately terminate. The purchase price for shares acquired pursuant to the exercise of a Stock Option must be paid, as determined by the Board, in cash, by check, or by transferring shares to the Corporation or attesting to ownership of shares upon such terms and conditions as may be determined by the Board.


     Upon a "Change in Control" (as defined in the Plan), all outstanding Stock Options under the Plan on the date of a Change in Control will become immediately and fully exercisable and the optionee may, during the 60-day period following the Change in Control, surrender for cancellation any Stock Option (or portion thereof) for a cash payment in respect of each share of NSI common stock covered by the Stock Option, or portion thereof surrendered, equal to the excess of (1) the higher of (x) the highest per-share price at which shares of NSI common stock traded during the 90-day period preceding the date of the Change in Control or (y) the price per share of NSI common stock paid in any transaction (or series of transactions) constituting or resulting in a Change in Control or
(z) the per-share Fair Market Value of NSI common stock on the date preceding the date of surrender, over (2) the purchase price of each share of NSI common stock. In the case of an option granted within six months prior to Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation his or her Stock Option during the 60-day period commencing upon the expiration of six months from the date of grant of any such Stock Option.


     Restricted Stock; Stock Awards. The Board may make grants of restricted stock and stock awards under the Plan. The shares of restricted stock may be subject to such restrictions, including continuing service requirements and Corporation performance measures, as the Board determines in its discretion. The Board may determine at the time a grant is made that the directors will have dividend and voting rights with respect to the Shares during the restricted period. Unless the Board provides otherwise, upon a Change in Control all restrictions on the outstanding shares of restricted stock shall lapse.


FEDERAL INCOME TAX TREATMENT


     The grant of an option will not result in any tax consequences to the director or to the Corporation. Upon exercise of an option the director will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares of NSI common stock on the date of exercise; the Corporation will be entitled to a corresponding deduction. With respect to grants of restricted stock, the director will recognize ordinary income equal to the fair market value of the shares of NSI common stock on the date the restrictions lapse, and the Corporation will be entitled to a corresponding deduction.


REQUIRED VOTE


     The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the National Service Industries, Inc. 2001 Nonemployee Directors' Stock Incentive Plan. Accordingly, abstentions will have the effect of a vote against the proposal to approve the Plan. Broker non-votes will not be considered entitled to vote and will have no effect on the outcome of the vote on this proposal.



     On November 23, 2001, the closing price of the Corporation's common stock on the New York Stock Exchange was $17.29 per share.


     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE NATIONAL SERVICE INDUSTRIES, INC. 2001 NONEMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN.

  ITEM NO. 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen LLP as independent public accountants to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 2002. Arthur Andersen LLP has performed this function for the Corporation since 1964. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of Arthur Andersen LLP as the Corporation's independent public accountants.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 31, 2002.

AUDIT FEES, FINANCIAL INFORMATION SYSTEM FEES AND OTHER FEES

     During the fiscal year ended August 31, 2001, the Corporation retained Arthur Andersen LLP to provide services in the following categories and amounts:


Audit Fees..................................................               $  600,000
Financial Information Systems Design & Implementation
  Fees......................................................               $      -0-
All Other Fees:
  Spin-Off Transaction Support and Consultation.............  $  300,000
  Process/Operational Consulting............................  $  477,000
  Tax Services..............................................  $  221,000
  Transaction Due Diligence.................................  $   41,500
                                                              ----------
  All Other Fees............................................               $1,039,500


     The Audit Committee considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining auditor independence.


     The Corporation does not believe that these fees are representative of the future fees likely to be billed to the Corporation because they include fees for services rendered in connection with the Spin-Off and fees for services rendered associated with the lighting equipment and chemicals businesses, which were spun-off to the Corporation's stockholders in the Spin-Off.


REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has adopted a charter to set forth its responsibilities. A copy of the charter was included as Exhibit A to the proxy statement furnished in connection with the annual meeting of the Corporation held on December 21, 2000.

     As required by the charter, the Audit Committee reviewed the Corporation's audited financial statements and met with management, as well as with Arthur Andersen LLP, the Corporation's independent auditors, to discuss the financial statements. The Audit Committee discussed with Arthur Andersen LLP the matters required by Statement of Accounting Standards No. 61.

     The Audit Committee received from Arthur Andersen LLP the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 regarding their independence and the report regarding the results of their audit. In connection with its review of the financial statements and the auditors' disclosures and report, the members of the Audit Committee listed below discussed with a representative of Arthur Andersen LLP their independence, as well as the following:

     - the auditors' responsibilities in accordance with generally accepted accounting standards;

     - the initial selection of, and whether there were any changes in, significant accounting policies or their application;

     - management's judgments and accounting estimates;

     - whether there were any significant audit adjustments;

     - whether there were any disagreements with management;

     - whether there was any consultation with other accountants;

     - whether there were any major issues discussed with management prior to the auditors' retention;

     - whether the auditors encountered any difficulties in performing the audit; and

     - the auditor's judgments about the quality of the Corporation's accounting policies.

     The members of the Audit Committee listed below are independent as defined by the listing requirements of the New York Stock Exchange.


     Based on its discussions with management and the Corporation's independent auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2001 for filing with the Securities and Exchange Commission.


                                          AUDIT COMMITTEE

                                          Thomas C. Gallagher, Chairman
                                          Peter C. Browning
                                          Roy Richards, Jr.
                                          Ray M. Robinson
                                          Kathy Brittain White

                                          October 25, 2001

     Ms. White resigned from the Board of Directors and its committees, effective as of November 1, 2001. As noted elsewhere in this proxy statement, each of the other listed members of the Board of Directors resigned from the Board and its committees in connection with the Spin-Off.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS


     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be received by the Corporation on or before August 2, 2002, at its principal executive offices at 1420 Peachtree Street, Suite 200, N.E., Atlanta, Georgia 30309, Attention:
Corporate Secretary. All such proposals should be sent by means that permit proof of the date of delivery.


     Excluding stockholder proposals filed in accordance with the proxy rules (see preceding paragraph), a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. For the next annual meeting, the Corporation's By-laws require each proposal to be received at the principal executive offices of the Corporation between September 16, 2002 and October 16, 2002. Each proposal must be (i) written and (ii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the next annual meeting of stockholders, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than October 5, 2002. The written notice shall set forth (A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Corporation's directors and officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2001, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that, from October 1999 until November 2001, Mr. Balloun reported 50,934 shares as being held directly when they were held indirectly in a family limited partnership.


OTHER BUSINESS


     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in their discretion.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. The Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses. Officers and regular employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Proxies may be solicited by mail, telephone, facsimile transmission or personal contact.

ANNUAL REPORT TO STOCKHOLDERS/ANNUAL REPORT ON FORM 10-K

     THE CORPORATION'S ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          /s/ CAROL ELLIS MORGAN
                                          CAROL ELLIS MORGAN
                                          Senior Vice President,
                                          General Counsel, and Secretary

                                                                       EXHIBIT A

                        FORM OF CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       NATIONAL SERVICE INDUSTRIES, INC.

     National Service Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY
CERTIFY:

          1. Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following at the end of Paragraph (B) of Article FOURTH:

             Effective at 5:00 p.m., Eastern time, on the date on which a Certificate of Amendment with respect to this amendment is filed with the Secretary of State of Delaware (the "Effective Time"), every four shares of Common Stock of the Corporation issued and outstanding or held as treasury shares, $1.00 per share ("Old Common Stock"), shall thereupon, without any action on the part of the holder thereof, automatically be reclassified and changed into one share of Common Stock of the Corporation, par value $1.00 per share ("New Common Stock"). Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and upon their delivery of their certificates of Old Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of New Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Old Common Stock. No scrip or fractional share certificate for New Common Stock will be issued in connection with this reverse stock split. All references elsewhere in the Restated Certificate of Incorporation, as amended, to the "Common Stock" shall, after the Effective Time, refer to the New Common Stock.

          2. This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly
signed by its                     and attested by its                     , this
                    day of                     , 200 .

                                          National Service Industries, Inc.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

Attest:
---------------------------------------------------------
Name:
Title:

                                                                       EXHIBIT B

                       NATIONAL SERVICE INDUSTRIES, INC.
                2001 NONEMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

1. PURPOSE

     (a) The purpose of this Plan is to provide a means by which nonemployee directors of National Service Industries, Inc. (the "Company") may be given an opportunity to receive or purchase stock of the Company.

     (b) The Company, by means of the Plan, seeks to secure and retain the services of persons best qualified to serve as directors of the Company and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     (c) The Company intends that the options issued under the Plan shall be options which do not qualify as incentive stock options for purposes of Section 422 of the Code.

2. DEFINITIONS

     For purposes of the Plan:

     2.1 "Adjusted Fair Market Value" means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

     2.2 "Agreement" means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

     2.3 "Award" means a grant of Restricted Stock or Stock.

     2.4 "Board" means the Board of Directors of the Company.

     2.5 "Cause" means the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Subsidiary.

     2.6 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure, or otherwise.

     2.7 A "Change in Control" means any of the following events:

          (a) The acquisition (other than from the Company) by any "Person" (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange
     Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; or

          (b) The individuals who, as of the Effective Date were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

          (c) A merger or consolidation involving the Company if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

          (d) A complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 2.7(a), solely because twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or

     (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

     2.8 "Code" means the Internal Revenue Code of 1986, as amended.

     2.9 "Company" means National Service Industries, Inc.

     2.10 "Director" means a director of the Company.

     2.11 "Disability" means a physical or mental infirmity which impairs the Optionee's or Grantee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days, as determined by the Board.

     2.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.13 "Fair Market Value" on any date means (A) if the Shares are admitted to trading on a national securities exchange, the last sale price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (B) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and have been designated as a National Market System ("NMS") security, the last sale price reported for the Shares on such system on such date or on the last day preceding such date on which a sale was reported, (C) if the Shares are admitted to quotation on NASDAQ and have not been designated a NMS security, the average of the highest bid and lowest asked prices of the Shares on such system on such date, or (D) if there have been no published bid or asked quotations with respect to Shares on such date, the value established by the Board in good faith and in accordance with Section 422 of the Code.

     2.14 "Grantee" means a person to whom an Award has been granted under the Plan.

     2.15 "Nonemployee Director" means a Director who is not an officer or employee of the Company or any subsidiary.

     2.16 "Option" means an option granted under this Plan to purchase Shares.

     2.17 "Optionee" means a person to whom an Option has been granted under the Plan.

     2.18 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

     2.19 "Plan" means the National Service Industries, Inc. 2001 Nonemployee Directors' Stock Incentive Plan.

     2.20 "Restricted Stock" means Shares issued or transferred to a Nonemployee Director which are subject to restrictions.

     2.21 "Shares" means the common stock, par value $1.00 per share, of the Company.

     2.22 "Stock Award" means a grant of Shares that is not generally subject to restrictions and pursuant to which a certificate for the Shares is transferred to the Nonemployee Director.

     2.23 "Subsidiary" means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term "Subsidiary" shall also include a partnership in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest in the partnership.

3. ADMINISTRATION

     3.1 The Plan shall be administered by the Board.

     3.2 The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (a) to determine those Nonemployee Directors to whom Options shall be granted under the Plan and the number of Options to be granted to each Nonemployee Director and to prescribe the terms and conditions of each Option, including the purchase price per Share subject to each Option, and to make any amendment or modification to any Agreement consistent with the terms of the Plan;

          (b) to select those Nonemployee Directors to whom Awards shall be granted under the Plan and to determine the number of Shares and/or shares of Restricted Stock to be granted pursuant to each Award, the terms and conditions of each Award, including the restrictions or performance criteria relating to such

     Award, the maximum value of each Award, and to make any amendment or modification to any Agreement consistent with the terms of the Plan;

          (c) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan;

          (d) to construe and interpret the Plan and the Options and Awards granted hereunder and any condition or restrictions imposed on Shares acquired pursuant to the exercise of an Option, to define the terms used herein and to establish, amend, and revoke rules and regulations for administration of the Plan. The Board in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in any Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Board in the exercise of this power shall be final, binding and conclusive upon the Company and the Optionees and Grantees, as the case may be;

          (e) to amend, modify, suspend, or terminate the Plan in accordance with Section 10; and

          (f) generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company in connection with the Plan.

4. STOCK SUBJECT TO THE PLAN

     4.1 The maximum number of Shares that may be issued or transferred pursuant to Options and Awards under the Plan is 300,000 Shares (or the number and kind of shares of stock or other securities to which such Shares are adjusted upon a Change in Capitalization pursuant to Section 8) and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

     4.2 Whenever any outstanding Option or Award or portion thereof expires, is forfeited, is cancelled or is otherwise terminated for any reason (other than upon the exercise of the Option or upon the surrender of the Option pursuant to
Section 7), the Shares allocable to the cancelled or otherwise terminated Option or Award or portion thereof may again be the subject of Options and Awards granted hereunder.

5. OPTION GRANTS FOR NONEMPLOYEE DIRECTORS

     5.1 Discretionary Grant. The Board may grant Options in accordance with the Plan and the terms and conditions of each Option shall be set forth in an Agreement. The Board shall have sole discretion in determining the number of Shares underlying each Option to grant a Nonemployee Director.

     5.2 Purchase Price. The purchase price for Shares under each Option shall be equal to 100% of the Fair Market Value of a Share on the date the Option is granted.

     5.3 Duration. Unless otherwise provided in the Agreement, Options shall be for a term of ten (10) years, except an Option may terminate earlier as follows:

          (a) if an Optionee's service as a Director terminates for Cause, the Options granted to the Optionee hereunder shall immediately terminate in full and no rights thereunder may be exercised;

          (b) if an Optionee's service as a Director terminates for any reason other than Cause, the Optionee (or any guardian, legal representative, heir or successor of the Optionee) may for a period of three (3) years after such termination exercise his or her Options to the extent, and only to the extent, that such Options or portions thereof were vested and exercisable as of the date the Optionee's service as a Director terminated, after which time the Options shall automatically terminate in full.

          This Section 5.3 shall not be construed to extend the term of any Option or to permit anyone to exercise any Option after expiration of its term, nor shall it be construed to increase the number of Shares as to which any Option is exercisable from the amount exercisable on the date of termination of the Optionee's service as a Director.

     5.4 Vesting.  Unless provided otherwise in the Agreement, and subject to
Section 7, each Option shall be exercisable in whole or in part at any time after one (1) year from the date of grant of the Option.

     5.5 Non-transferability. No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than (i) by will or the laws of descent and distribution and (ii) upon such terms and conditions as the Company may establish, to immediate family members of the Optionee or to a trust, partnership or similar vehicle for the benefit of such immediate family members (collectively, the "Permitted Transferees"). For purposes of this Section 5.5, "immediate family" means an Optionee's spouse, parents, children, grandchildren and spouse of children and grandchildren (including adopted children and grandchildren, as the case may be). A Permitted Transferee may not further transfer the Option. An Option transferred pursuant to this Section 5.5 shall remain subject to all of the provisions of the Plan and any Agreement with respect to such Option and may not be exercised by a Permitted Transferee unless and until all legal or regulatory approvals, listings, registrations, qualifications or other clearances as determined by the Company to be required or appropriate have been obtained. An Option may be exercised during the lifetime of such Optionee only by the Optionee or his beneficiary or guardian or legal representative or, if applicable, by Permitted Transferees. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs, successors, and Permitted Transferees of the Optionee.

     5.6 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise in cash, by check or by transferring Shares to the Company upon such terms and conditions as determined by the Board. The written notice pursuant to this Section 5.6 may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee's broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Board, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

     5.7 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend, and other ownership rights with respect to such Shares.

6. RESTRICTED STOCK; STOCK AWARDS

     6.1 Grants. The Board may from time to time in its discretion grant Restricted Stock and Stock Awards to Nonemployee Directors and may determine the number of Shares of Restricted Stock or Stock Awards to be granted. The Board shall determine the terms and conditions of, and the amount of payment, if any, to be made by the Nonemployee Director for such Shares or Restricted Stock. A grant of Restricted Stock may, in addition to other conditions, require the Nonemployee Director to pay for such Shares of Restricted Stock, but the Board may establish a price below Fair Market Value at which the Nonemployee Director can purchase the Shares of Restricted Stock. Each grant of Restricted Stock shall be evidenced by an Agreement containing terms and conditions not inconsistent with the Plan as the Board shall determine to be appropriate in its sole discretion.

     6.2 Restricted Period; Lapse of Restrictions. At the time a grant of Restricted Stock is made, the Board shall establish a period or periods of time applicable to such grant over which the Restricted Stock will vest or may establish performance requirements for the vesting of the Restricted Stock. Subject to the other provisions of this Article 6, when the restrictions lapse, the Restricted Stock shall vest in the Nonemployee Director. At the time a grant is made, the Board may, in its discretion, prescribe conditions for the incremental lapse of restrictions during the restricted period and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the restricted period or satisfaction of performance measures with respect to all or any portion of the Restricted Stock. Such conditions may, but need not, include the following:

          (a) The death or Disability of the Nonemployee Director to whom Restricted Stock is granted, or

          (b) The occurrence of a Change in Control.

     The Board may also, in its discretion, shorten or terminate the restricted period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock at any time after the date the grant is made.

     6.3 Rights of Holder; Limitations Thereon. Upon a grant of Restricted Stock, a stock certificate (or certificates) representing the number of Shares of Restricted Stock granted to the Nonemployee Director shall be registered in the Nonemployee Director's name and shall be held in custody by the Company or a bank selected by the Board for the Nonemployee Director's account. Unless provided otherwise in the Agreement, following such registration, the Nonemployee Director shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock, except that the Nonemployee Director shall not have the right to dividends and except further that, the following restrictions shall apply:

          (a) The Nonemployee Director shall not be entitled to delivery of a certificate until the expiration or termination of the restricted period for the Shares represented by such certificate and the satisfaction of any and all other conditions prescribed by the Board;

          (b) None of the Shares of Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restricted period and until the satisfaction of any and all other conditions prescribed by the Board; and

          (c) Unless provided otherwise in the Agreement, all of the Shares of Restricted Stock that have not vested shall be forfeited and all rights of the Nonemployee Director to such Shares of Restricted Stock shall terminate without further obligation on the part of the Company, unless the Nonemployee Director has remained a Nonemployee Director of the Company or any of its Subsidiaries, until the expiration or termination of the restricted period and the satisfaction of any and all other conditions prescribed by the Board applicable to such Shares of Restricted Stock. Upon the forfeiture of any Shares of Restricted Stock, such forfeited Shares shall be transferred to the Company without further action by the Nonemployee Director and shall, in accordance with Section 4.2, again be available for grant under the Plan. If the Nonemployee Director paid any amount for the Shares of Restricted Stock that are forfeited, the Company shall pay the Nonemployee Director the lesser of the Fair Market Value of the Shares on the date they are forfeited or the amount paid by the Nonemployee Director.

     With respect to any Shares received as a result of adjustments under
Section 8 or 9 hereof and any Shares received with respect to cash dividends declared on Restricted Stock, the Nonemployee Director shall have the same rights and privileges, and be subject to the same restrictions, as are set forth in this Article 6.

     6.4 Delivery of Unrestricted Shares. Upon the expiration or termination of the restricted period for any Shares of Restricted Stock and the satisfaction of any and all other conditions prescribed by the Board, the restrictions applicable to such Shares of Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions except any that may be imposed by law, to the holder of the Restricted Stock. The Company shall not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value (determined as of the date the restrictions lapse) of such fractional Share to the holder thereof.

     6.5 Nonassignability of Restricted Stock. Unless the Board provides otherwise in the Agreement, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock, and following such date, shall be sold, assigned, transferred, pledged or otherwise encumbered only in accordance with any Shareholders Agreement in effect from time to time.

7. EFFECT OF CHANGE IN CONTROL

     Unless the Agreement provides otherwise, in the event of a Change in Control, (i) all conditions and restrictions on Shares of Restricted Stock shall immediately lapse on the date of such Change in Control, (ii) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable; (iii) an Optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of
(x) the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or
(2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered; provided, however, that in the case of an Option granted within six (6) months prior to the Change in Control, the Optionee shall be entitled to surrender for cancellation his or her Option during the sixty (60) day period commencing upon the expiration of six
(6) months from the date of grant of any such Option.

8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     8.1 Subject to Section 9, in the event of a Change in Capitalization, the Board shall conclusively determine the appropriate adjustments, if any, to the
(i) maximum number and class of Shares or other stock or securities with respect to which Options and Awards may be granted under the Plan, (ii) the number and class of Shares or other stock or securities which are to be subject to Options and Awards to be granted under Sections 5 and 6; and
(iii) the number and class of Shares or other stock or securities which are subject to outstanding Options and Awards granted under the Plan, and the purchase price therefor, if applicable; provided, however, that any stock adjustment in the Shares or other stock or securities subject to an outstanding Award or Option (including any adjustments in the purchase price) shall be made only to the extent necessary to maintain the proportionate interest of the Optionee or Grantee and preserve, without exceeding, the value of such Option or Award.

     8.2 If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions which were applicable to the Shares subject to the Option, as the case may be, prior to such Change in Capitalization.

9. EFFECT OF CERTAIN TRANSACTIONS

     Subject to Section 7, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms and each Optionee or Grantee shall be entitled to receive in respect of each Share subject to any outstanding Option or Award, upon exercise of such Option or lapse or restrictions on such Award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share. In the event that, after a Transaction, there occurs any change of a type described in Section 2.6 with respect to the shares of the surviving or resulting corporation, then adjustments similar to, and subject to the same conditions as, those in Section 8 shall be made by the Board.

10. TERMINATION AND AMENDMENT OF THE PLAN

     The Plan shall terminate on the day prior to the tenth anniversary of the effective date of the Plan, and no Option may be granted thereafter. The Board may sooner terminate the Plan and the Board may from time to time amend, modify, or suspend the Plan; provided, however that:

          (a) Except as provided in Sections 7 and 8, no such amendment, modification, suspension, or termination shall impair or adversely alter any Options, Awards, or rights theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension, or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan;

          (b) To the extent required by applicable law, regulation or rule, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve (12) months before or after the date of adoption of such amendment.

11. NON-EXCLUSIVITY OF THE PLAN

     (a) The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved compensation arrangement or as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (b) Nothing contained in this Plan prohibits a Nonemployee Director from being appointed as an officer or employee of the Company at any time; nor does anything contained in this Plan specifically require a Nonemployee Director to surrender or forfeit an Option solely because he or she accepts an appointment as an officer or employee of the Company at any time after election or appointment to the Board. However, during such time as a Nonemployee Director serves an an officer or employee, he or she shall not be eligible to receive any additional awards under this Plan.

12. LIMITATION OF LIABILITY

     As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

          (i) give any person any right to be granted an Option or Award other than as specifically provided by the Plan;

          (ii) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

          (iii) limit in any way the right of the Company to terminate the service of any person as a Director pursuant to the Company's bylaws and articles of incorporation; or nominate or appoint any person as a Director.

13. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

     13.1 This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, except to the extent that such law is preempted by federal law.

     13.2 The obligation of the Company to sell or deliver Shares with respect to Options or Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

     13.3 The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Board shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     13.4 Each Option and Award is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration, or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions as acceptable to the Board.

     13.5 Notwithstanding anything contained in the Plan to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, and Rule 144 or other regulations thereunder. The Board may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares upon exercise of an Option, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately inscribed with a legend reflecting their status as restricted securities as aforesaid.

14. DESIGNATION OF BENEFICIARY

     Each Optionee and Grantee may designate a person or persons to receive in the event of his or her death, any Option or Award or any amount payable pursuant thereto, to which he or she would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If an Optionee or Grantee fails effectively to designate a beneficiary, then his or her estate will be deemed to be the beneficiary.

15. EFFECTIVE DATE

     The Plan is effective as of           , 2001, the date the Plan was
approved by the Company's Board of Directors, subject to approval by the Company's stockholders.

                                   (NSI LOGO)

                       (LOGO)  PRINTED ON RECYCLED PAPER

PROXY

                       NATIONAL SERVICE INDUSTRIES, INC.
                  ANNUAL STOCKHOLDERS MEETING JANUARY 3, 2002

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned does hereby appoint BROCK A. HATTOX and CAROL ELLIS MORGAN, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the National Service Industries, Inc. (the "Corporation") to be held on January 3, 2002 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.


             PLEASE PROVIDE A CHANGE OF ADDRESS OR COMMENTS BELOW:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

          IF VOTING BY MAIL, PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                            YOUR VOTE IS IMPORTANT.
                              PLEASE ACT PROMPTLY.

                              FOLD AND DETACH HERE

                       [LOGO] NATIONAL SERVICE INDUSTRIES

         ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION 10:00 AM, JANUARY 3, 2002, RENAISSANCE WAVERLY HOTEL, CHAMBERS AUDITORIUM

Parking for stockholders attending the Annual Meeting will be available in the Renaissance Waverly Hotel parking lot on Galleria Parkway at the back of Cobb Galleria Centre and in any lot within Cobb Galleria Centre. There is easy access to the Chambers Auditorium from the main entrance of the hotel.

                                     [MAP]

                  DIRECTIONS TO THE RENAISSANCE WAVERLY HOTEL

TRAVELING WEST ON I-20: Take Exit #67B (I-285 NORTH). Proceed to Exit #20 (I-75 NORTH/SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41/Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING EAST ON I-20: Take Exit #51B (I-285 NORTH). Proceed to Exit #19 (Cobb Parkway/Highway 41) then turn RIGHT onto Cobb Parkway. Turn LEFT at the first traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING SOUTH ON I-75: Take Exit #258 (Cumberland Blvd). Turn RIGHT at the light. Turn RIGHT at the first light onto Cobb Galleria Parkway. Take forced LEFT around fountain. Hotel is straight ahead.

TRAVELING SOUTH ON I-85: Take Exit #95 (I-285 WEST). Proceed to Exit #20 (I-75 NORTH/SOUTH Highway 41 Cobb Parkway) (NOTE: Do not take Highway 75, go straight to Highway 41/Cobb Parkway). Get in the far left-hand lane to turn LEFT onto Cobb Parkway. Turn LEFT at the second traffic light. Follow the road about 1/4 of a mile and the Hotel will be on your RIGHT.

TRAVELING NORTH ON I-75: Take Exit #258 (Cumberland Blvd). Turn LEFT at the light. Turn RIGHT at second light onto Cobb Galleria Parkway. Take forced LEFT around fountain. Hotel is straight ahead.

[X]      PLEASE MARK VOTES AS IN THIS EXAMPLE

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ITEMS SET FORTH BELOW.

         THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS VOTES "FOR" EACH OF THE FOLLOWING ITEMS:


                    FOR
                    ALL     WITHHOLD   Nominees for Director:                                                 FOR  AGAINST  ABSTAIN
                 NOMINEES  AUTHORITY

1. Nominees for   [ ]         [ ]      (01) Dennis R. Beresfsord     2. To approve a proposal to amend        [ ]    [ ]      [ ]
   Director:                           (02) John E. Cay, III            the Corporation's Restated
                                       (03) Don L. Chapman              Certificate of Incorporation to
                                       (04) Brock A. Hattox             effect a reverse stock split of
                                       (05) Joia M. Johnson             the Corporation's outstanding
                                       (06) Michael Z. Kay              common stock at a ratio of
                                       (07) Betty L. Siegel             one-for-four, with the final
                                                                        effectiveness or abandonment to
                                                                        be determined by the Board of
For, except vote withheld from the following nominee(s):                Directors of the Corporation.
                                                                     3. To approve the National Service       [ ]    [ ]      [ ]
                                                                        Industries, Inc. 2001 Nonemployee
--------------------------------------------------------                Directors' Stock Incentive Plan.
                                                                     4. To ratify the appointment of          [ ]    [ ]      [ ]
                                                                        Arthur Andersen LLP as independent
                                                                        public accountants for the Corporation.


                                                                     Mark box at right if an address change or comment has been [ ]
                                                                     noted on the reverse side of this card.

                                                                                 PLEASE BE SURE TO SIGN AND DATE THIS PROXY.


SIGNATURE(S)____________________________________________DATE_________

If voting by mail, please date this proxy and sign exactly as your name, or names, appear hereon. Where there is more than one owner, each must sign. When signing in fiduciary or representative capacity, please give full title as such.


                            * FOLD AND DETACH HERE *



                       [LOGO] NATIONAL SERVICE INDUSTRIES


Dear Stockholder:


National Service Industries, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.


To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box and the last four digits of your Social Security number are required to access the system.


1.       To vote over the internet:
         -        Log on to the internet and go to the web site
                  HTTP://WWW.EPROXYVOTE.COM/NSI


2.       To vote over the telephone:
         -        On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

Each method is available 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, please do not mail back your proxy card.